Exhibit 99.1

OSI SYSTEMS ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE EXPLOSIVE TRACE DETECTION (ETD) BUSINESS FROM SMITHS GROUP PLC

•                  Acquisition is highly complementary to OSI’s current operations and expands its security product offerings

•                  Expected to be accretive to fiscal year 2018 non-GAAP diluted earnings per share

HAWTHORNE, CA — June 1, 2017 —OSI Systems, Inc. (NASDAQ: OSIS) (the “Company”) today announced that it has signed a definitive agreement to acquire the global explosive trace detection (ETD) business from Smiths Group plc (“Smiths”) for $75.5 million  in cash, subject to certain adjustments as of the closing date. The ETD business, headquartered in Andover, Massachusetts, is a leader in trace detection with a current worldwide installed base of approximately 11,000 units. This business was acquired by Smiths in April 2017 as part of its acquisition of Morpho Detection. The closing of the transaction is subject to antitrust approval and other customary closing conditions.

Deepak Chopra, the Company’s Chairman and Chief Executive Officer, said, “The acquisition of this ETD business is highly complementary to our current operations and this natural fit will enable us to better serve the unique needs of our customers seeking to secure airports, borders, public venues, and critical infrastructure.  This acquisition fills a gap in our aviation checkpoint offering that currently includes passenger screening, carry-on baggage inspection, and automated tray return solutions.”

The Company expects to fund the acquisition with a combination of balance sheet cash and borrowings from its existing $525 million credit facility.  The transaction is expected to be accretive to the Company’s fiscal year 2018 non-GAAP diluted earnings per share.

The acquisition of this ETD business is consistent with the Company’s strategy to expand its security offerings and will enable it to provide a full suite of checkpoint security solutions.

Non-GAAP Financial Measures

This press release includes references to non-GAAP diluted earnings per share, which is a non-GAAP financial measure. Non-GAAP diluted earnings per share excludes the impact of impairment, restructuring and other charges, acquired intangible assets and non-cash interest expense, net of tax.

The Company believes that the inclusion of non-GAAP earnings per share provides additional insight into the operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. The Company also believes that this non-GAAP financial measure provides meaningful supplemental information because it excludes amounts that it does not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of its business.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations and projections of future events and reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Risks and uncertainties include, among other things, uncertainties regarding the timing of the closing of the transaction; the possibility that various closing conditions to the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to the ETD business; the failure of the Company to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside the Company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the reports filed by the Company with the Securities and Exchange Commission, including the Company’s annual report for the year ended June 30, 2016 and subsequent quarterly reports. These forward-looking statements reflect the Company’s expectations and projections as of the date of this press release. The Company undertakes no obligation to update the information provided herein to reflect any change in the Company’s expectations or projections with regard thereto or any change in events, conditions or circumstances on which any such information is based.

SOURCE: OSI Systems, Inc.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com